Exhibit 99.1

Sense Technologies, Inc. (OTC:SNSGF), issues 8-K, funds Scribner Natural Products expansion and becomes Sense Natural Products, Inc.
Sense Technologies, Inc. (OTC:SNSGF) issued an 8-K to complete its acquisition of Scribner Natural Products, formed Sense Natural Products, Inc. to expand operations in Scribner, Nebraska and obtained $800,000 in financing.
Sense Technologies, Inc. (OTC:SNSGF) GRAND ISLAND, NE (September 21, 2016) – Sense Technologies, Inc. has filed its SEC 8-K to disclose the completion of the acquisition of R and D USA, LLC assets and proprietary technological processes known collectively as "Scribner Natural Products". Sense has also formed a wholly-owned subsidiary, Sense Natural Products, Inc., which will operate this business unit. Sense Natural Products, Inc. has obtained financing of $800,000.
Plant renovations, upgrades and expansion are already underway. This should result in a projected increase in the gross revenue of SNSGF by at least three million dollars per year, an increase of over 1000%. Sense Technologies, Inc.’s most recent first quarter ending May 31, 2016 showed positive results, and an improved gross profit margin of 9.95% over the same quarter last year, or 38.5% Gross Profit for the quarter. See Form 10-Q link: http://tinyurl.com/hnoqcne
SNSGF is a fully-reporting entity. On Tuesday August 16, 2016 Sense Technologies, Inc. released their Fiscal February, 2016 financials. See: http://www.otcmarkets.com/edgar/GetFilingPdf?FilingID=11546895
Sense Technologies 2016 Fiscal year highlights include: Gross Sales increase of 113% over prior year, a 65% reduction in direct Cost of Sales, and a $375,000 increase in Gross Profit yielding a gross profit margin of 64.8%.
About Sense Technologies, Inc.
Sense Technologies, Inc. http://SenseTech.com develops and markets backing awareness products for safety and is in the process of acquiring Scribner Natural Products www.ScribnerSoybean.com.
About Scribner Natural Products
Scribner Natural Products is an industrial food and feed products company in Scribner Nebraska, where it operates an all natural extruded and expeller press soybean crushing mill, along with interest in a Trucking, Logistics and Consulting company. Learn more about Scribner Natural Products from an interview with Michael Yorba segment 1 here: https://www.youtube.com/watch?v=u3d6GH7RIAU and, segment 2 here: https://www.youtube.com/watch?v=UgRE_ykvGo4
See the Public Wire report here:
https://www.youtube.com/watch?v=SIN34iBG8Vg
 “We are on a fast track because it is in our shareholders’ interest to commence the profit potential just as soon as we can” said Bruce Schreiner, Sense Technologies, Inc.’s President. http://finance.yahoo.com/news/sense-technologies-inc-provides-further-130100187.html

Forward Looking-Statement
This press release consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. In particular, there is no assurance that the parties will reach a definitive agreement for the proposed transaction or that the transaction will be completed. Additionally, no assurance can be provided that the terms of any transaction will be similar to those contemplated by the Letter of Intent. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events, or otherwise.
Contact Sense Technologies Inc.
Website: http://www.sensetech.com/
Phone: (308) 381-1355
 Email: info@sensetech.com